EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE              CONTACT:  Rick L. Smalley
OCTOBER 6, 2000                              David M. Seymour

                                   PHONE:    816 472-5244

DICKINSON FINANCIAL CORPORATION AND CAMERON FINANCIAL CORPORATION
                   TO AFFILIATE THROUGH MERGER

     Kansas City, MO - Dickinson Financial Corporation ("Dickinson") and Cameron Financial Corporation ("Cameron") (NASDAQ "CMRN") announced today that they have entered into a definitive agreement and plan of merger for Dickinson to acquire Cameron's stock in a transaction which would be valued at $20.75 in cash, subject to possible adjustment, for each share outstanding. The transaction is expected to be completed during January 2001, pending regulatory approval and approval of Cameron's shareholders.

     "We are excited about the opportunity to serve Cameron's communities and customers," said Rick L. Smalley, Dickinson's President. "The markets presently served by Cameron are a great geographic fit with our existing Bank Midwest branch network throughout north Missouri and Kansas City. Both organizations share a strong history of serving customers and the communities in which they live."

     Cameron's Executive Vice President and Chief Executive Officer Duane Kohlstaedt stated, "The combining of our two institutions will merge similar customer bases and banking philosophies with the advantage of extending a greater variety of products, services and banking locations to the Northwest Missouri customer base. We believe the opportunity for enhanced financial services to be provided to our customers when combined with the financial terms offered to our shareholders offers a very attractive package."

     Dickinson Financial Corporation, a privately held regional financial services company with approximately $2.7 billion in assets, is the holding company for Bank Midwest, N.A. headquartered in Kansas City, Armed Forces Bank, N.A. headquartered at Ft. Leavenworth, Air Academy National Bank headquartered in Colorado Springs, and Armed Forces Bank of California, N.A. headquartered in San Diego. Dickinson Financial Corporation, headquartered in Kansas City, Missouri, employs more than 1200 employees through its affiliates which operate in Kansas and Missouri and eleven other states throughout the United States.

     Cameron Financial Corporation, with over $300 million in assets, is the holding company for The Cameron Savings & Loan
Association, F.A., which has offices in Cameron, Liberty, Maryville and Mound City, Missouri.